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                                                                   Exhibit 10.17


                                  OPTION AGREEMENT

                                 GROVE INVESTORS LLC
                               MANAGEMENT OPTION PLAN

Dear Mr.:

          We are pleased to inform you that the Management Committee of Grove Investors LLC, a Delaware limited liability company (the "Company"), has selected you to receive an option under the Grove Investors LLC Management Option Plan (the "Plan"). This letter serves as the Option Agreement governing your Option, as described in the Plan and is subject to the terms of the Plan. The grant date of this Option is the Effective Date, as defined in the Plan.

          The Company hereby grants you the right and option (the "Option") to purchase, on the terms and conditions set forth in the Plan and this Agreement, all or any part of an aggregate of ______ Class A Units (representing __% of the initial purchased Interests of the Company), subject to adjustment as set forth in the Plan. The exercise price of each whole Class A Unit subject to the Option shall be $1000 per Class A Unit (the "Exercise Price").

          This Option is subject to the provisions of the Plan, a copy of which has been furnished to you. By accepting the Option, you hereby agree to the terms of the Plan, including the provisions with respect to vesting, exercise, call, cancellation, payment, withholding and termination of the Option. If there is any inconsistency between the terms of this letter and the Plan, the Plan shall govern.

                                   Sincerely,

                                   GROVE INVESTORS LLC



                                   -------------------------------
                                   Salvatore J. Bonanno
                                   Chief Executive Officer


I have received and read this Agreement
and a copy of the Plan and I agree to
be bound by the terms thereof.


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